Filed Pursuant to Rule 433

Registration Statement No. 333-204118

April 24, 2017

FINAL TERM SHEET

TELEFÓNICA EMISIONES, S.A.U.

5.213% FIXED RATE SENIOR NOTES TERMS AND CONDITIONS

This Free Writing Prospectus relates only to the securities described below and should only be read together with the Preliminary Prospectus Supplement dated April 24, 2017 and the accompanying Prospectus dated May 13, 2015 relating to these securities.

Issuer:	Telefónica Emisiones, S.A.U.

Guarantor:	Telefónica, S.A.

Expected Ratings*:	Baa3 (Stable) / BBB (Stable) / BBB (Stable) (Moody’s / S&P / Fitch)

Principal Amount:	$500,000,000

Security Type:	Senior Notes due 2047. The Designated Securities offered hereby constitute an additional issuance of, and will form a single series with, the $2,000,000,000 aggregate principal amount of the Issuer’s 5.213% Fixed Rate Senior Notes due 2047 issued on March 8, 2017 (the “Existing Notes”). Upon completion of this offering, the aggregate principal amount outstanding of the Designated Securities together with the Existing Notes will be $2,500,000,000.

Form of Issuance:	SEC Registered

Issue Price to Public:	Variable price re-offer, initially at 103.026% of their Principal Amount plus Accrued Interest from and including March 8, 2017 to, but excluding, the Settlement Date.

Accrued Interest Payable to the Issuer:	$3,620,138.89 accrued from and including March 8, 2017 to, but excluding, the Settlement Date.

Purchase Price by Underwriter:	102.276% of the Principal Amount, plus Accrued Interest from and including March 8, 2017 to, but excluding, the Settlement Date.

Settlement Date:	April 28, 2017 (T+4)

Maturity Date:	March 8, 2047

CUSIP/ISIN:	87938W AU7 / US87938WAU71

Coupon:	5.213%

Benchmark Treasury:	UST 2.875% due November 15, 2046

Spread to Benchmark Treasury:	208 basis points (2.080%)

Treasury Strike:	98-25+; 2.936%

Re-offer Yield:	5.016%

Interest Payment Dates:	March 8 and September 8 of each year

First Interest Payment Date:	September 8, 2017

Day Count Convention/Business Day Convention:	30/360; Following, Unadjusted; Madrid, London, New York

Redemption Provisions:

Tax call:	Optional redemption for taxation reasons, by no fewer than 30 nor more than 60 days’ notice ending on an Interest Payment Date at 100% of principal and accrued and unpaid interest.

Make-whole call:	Optional redemption, at any time by no fewer than 30 nor more than 60 days’ notice, at the greater of (x) 100% of principal and accrued and unpaid interest and (y) sum of the present values of the remaining payments of principal and interest discounted at a discount rate of Treasury plus 35 basis points.

Listing call:	Optional redemption, if the Senior Notes are not listed on a regulated market, multilateral trading facility or other organized market 45 days prior to the first Interest Payment Date at 100% of principal and accrued and unpaid interest.

Taxation:	Exemption from Spanish withholding tax applies subject to compliance by the paying agent with certain formalities and satisfaction of all other conditions for exemption from applicable Spanish withholding taxes.

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

Minimum Initial Purchase Amount:	$150,000

Listing:	New York Stock Exchange

Underwriter:	Citigroup Global Markets Inc.

*	Any ratings obtained will reflect only the views of the respective rating agency, and should not be considered a recommendation to buy, sell or hold the Designated Securities. The ratings assigned by the rating agencies are subject to revision or withdrawal at any time by such rating agencies in their sole discretion. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Citigroup Global Markets Inc. by calling 1-800-831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.